Exhibit 2.1

Amendment No. 1
to
Agreement And Plan Of Merger

This Amendment No. 1 to Agreement And Plan Of Merger (this “Amendment No. 1”), dated as of October 22, 2003, is entered into by and among each of the parties to that certain Agreement and Plan of Merger, dated as of October 8, 2003 (the “Agreement”), by and among Jaguar Technology Holdings, LLC, a Delaware limited liability company (the “Parent”), Fire Transaction Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Purchaser”), and Firepond, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Amendment No. 1 and not otherwise defined herein shall be defined as set forth in the Agreement.

WHEREAS, the parties desire to amend Section 5.10(a), Section 5.10(b) and Exhibit A of the Agreement so that the references therein to the term “Fully Diluted Shares” is replaced with the term “then outstanding shares of Company Common Stock”.

NOW, THEREFORE, in consideration of the foregoing and the agreement set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.                                      AMENDMENTS TO THE AGREEMENT.

1.1.         Section 5.10 to the Agreement.  Sections 5.10(a) and 5.10(b) to the Agreement are hereby amended in their entirety to read as follows:

“Section 5.10 Company Option.

(a)           The Company hereby grants to the Purchaser an irrevocable option, subject to paragraph (d) below (the “Purchaser Option”), to purchase up to that number of newly issued shares of Company Common Stock (the “Purchaser Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of Company Common Stock owned by the Parent, the Purchaser and their Affiliates immediately following consummation of the Offer, shall constitute one share more than 90% of the then outstanding shares of Company Common Stock (after giving effect to the issuance of the Purchaser Option Shares) for a consideration per the Purchaser Option Share equal to the Offer Price.

(b)           The Purchaser Option shall be exercisable only after the acceptance for payment of the shares of Company Common Stock tendered pursuant to the Offer by the Purchaser as a result of which the Parent, the Purchaser and their Affiliates would own beneficially at least 80% of the then outstanding shares of Company Common Stock.”

1.2.         Exhibit A to the Agreement.  The first sentence of Exhibit A to the Agreement is hereby amended in its entirety to read as follows:

“Notwithstanding any other term of the Offer or this Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act, to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (a) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least ninety percent of the then outstanding shares of Company Common Stock (the “Minimum Condition”), (b) the fees and expenses paid or payable to the Company’s advisors (including, without limitation, the fees and expenses of the Company’s legal counsel and the Financial Advisor) for services performed and to be performed in connection with the Transactions (including, without limitation, the negotiation of this Agreement, the preparation of a fairness opinion and the preparation of the Schedule 14D-9) do not exceed $500,000 in the aggregate (or $550,000 in the aggregate in the event that the Company prepares a proxy statement for the Company Stockholders Meeting), subject to a reasonable increase in the event that the Company incurs unanticipated expenses or delays in connection with the Transactions, and (c) the Company shall have at least $16,700,000 (but such amount shall be reduced by any Cash Equivalents expended subsequent to the Initial Expiration Date, in connection with the implementation of the Company’s Operating Plan, and in connection with the consummation of the transactions described herein (including the purchase of directors’ and officers’ liability insurance pursuant to Section 5.7)) (the “Cash Equivalent Balance”) in (i) cash, (ii) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (B) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three months after such date, (iii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within three months after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s or Moody’s Investors Service, Inc. (the assets described in clauses (i), (ii) and (iii) being “Cash Equivalents”) and the Parent shall have received a certificate of the chief financial officer of the Company certifying (and attaching supporting schedules) the calculations in clause (c).”

1.2.         Exhibit A to the Agreement.  The second sentence of Exhibit A to the Agreement, which reads as follows:

“The term ‘Fully Diluted Shares’ means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all (whether or not vested) options, rights and securities exercisable or convertible into such voting securities.”

is hereby deleted in its entirety.

2.             MISCELLANEOUS.

2.1.         The terms and provisions of the Agreement shall remain in full force and effect as specifically modified by this Amendment No. 1.

2.2.         This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered (whether delivered by telecopy or otherwise) one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

2.3.         This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any other choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the laws of any jurisdiction, other than the State of Delaware.

2.4.         If any term or other provision of this Amendment No. 1 is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Amendment No. 1 shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

2.5.         This Amendment No. 1 and the Agreement (including Schedules and Exhibits hereto and thereto) set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof. This Amendment No. 1 may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Purchaser and the Company.

2.6.         Each party shall execute and deliver such further documents and instruments and shall take such other further actions as may be required to carry out the intent and purposes of this Amendment No. 1.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed and delivered as of the date first written above.

FIREPOND, INC.
By:	/s/ Klaus P. Besier
Name:	Klaus P. Besier
Title:	Chief Executive Officer

JAGUAR TECHNOLOGY HOLDINGS, LLC
By:	/s/ Douglas B. Croxall
Name:	Douglas B. Croxall
Title:	Managing Member

FIRE TRANSACTION SUB, INC.
By:	/s/ Douglas B. Croxall
Name:	Douglas B. Croxall
Title:	President